Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE

TUESDAY, DECEMBER 20, 2011

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES SUCCESSFUL COMPLETION OF

OFFERS TO PURCHASE PREFERRED SHARES

CHICAGO – December 20, 2011 – Strategic Hotels & Resorts, Inc. (the “Company”) (NYSE: BEE) today announced the successful completion and final results of its previously announced offers to purchase up to 4,716,981 shares in the aggregate of its issued and outstanding (i) 8.25% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Shares”), at a purchase price of $26.50 per share, (ii) 8.25% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Shares”), at a purchase price of $26.50 per share and (iii) 8.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, (the “Series A Shares” and, together with the Series C Shares and the Series B Shares, the “Preferred Shares”), at a purchase price of $26.70 per share, in each case, net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends (collectively, the “Offers”). The Offers expired at 5:00 p.m., New York City time, on December 19, 2011 (the “Expiration Date”).

“We are pleased to announce that our offer to purchase a portion of the Company’s outstanding preferred shares was successful. This transaction provided liquidity for the participating preferred shareholders and reduced the level of outstanding preferred stock to an attractive level in the Company’s capital structure,” said Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, Inc. “This important step effectively concludes Strategic Hotels’ balance sheet restructuring plan, providing a platform to maximize future growth and shareholder returns.”

Based on the final count by the depositary for the Offers, a total of 1,922,273 Series C Shares, 984,625 Series B Shares and 340,609 Series A Shares, or a total of 3,247,507 Preferred Shares, were validly tendered and not withdrawn. Based on these final results, the table below sets forth in detail the amount of each series of Preferred Shares validly tendered and accepted for purchase, as well as the number of Preferred Shares of each series outstanding after acceptance of the Preferred Shares for purchase.

Series of Preferred Shares	CUSIP Number(s)	Number of Shares Outstanding	Number of Shares Tendered	Number of Shares Accepted	Number of Shares Outstanding after Acceptance of Preferred Shares for Purchase
Series C Shares	86272T 502	5,750,000	1,922,273	1,922,273	3,827,727
Series B Shares	86272T 403	4,600,000	984,625	984,625	3,615,375
Series A Shares	86272T 304 86272T 205	4,488,750	340,609	340,609	4,148,141

As previously disclosed, the Company’s board of directors authorized, and the Company declared, the payment of accrued and unpaid dividends through September 30, 2011, and dividends for the quarter ending December 31, 2011 (collectively, the “Unpaid Dividends”), and a sum sufficient for the payment of the Unpaid Dividends has been set apart for payment on the Company’s books through the recording of a liability in accordance with the terms of its charter; however, the Unpaid Dividends are not payable until June 29, 2012, are payable to holders of record as of the close of business on June 15, 2012 and are contingent upon (i) the satisfaction or waiver of all of the conditions of the Offers, including the tender of at least 3,237,752 Preferred Shares and (ii) the Company’s ability to meet, on the June 29, 2012 Unpaid Dividends payment date, the requirements of the Maryland General Corporation Law with respect to the payment of dividends (the “Maryland Dividend Requirement”). As all of the conditions of the Offers have been satisfied, the Company will pay the Unpaid Dividends on June 29, 2012, subject only to its ability to meet the Maryland Dividend Requirement. While the Company cannot make any guarantees, it currently expects to be able to meet the Maryland Dividend Requirement on the June 29, 2012 Unpaid Dividends payment date.

The Company expects that the settlement date for the Offers will be December 22, 2011.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein.

Deutsche Bank Securities Inc. and BofA Merrill Lynch acted as joint lead dealer managers for the Offers. BNY Shareowner Services acted as depositary and MacKenzie Partners, Inc. acted as information agent for the Offers. Questions regarding the Offers may be directed to the information agent at (212) 929-5500 (call collect) or (800) 322-2885 (U.S. toll free).

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms.

This press release contains forward-looking statements about the Company. Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain or refinance maturing debt; the Company’s ability to maintain compliance with covenants contained in the Company’s debt facilities; the Company’s failure to meet the requirements of the Maryland General Corporation Law with respect to the payment of the Unpaid Dividends on the June 29, 2012 Unpaid Dividends payment date; the Company’s ability to dispose of properties in a manner consistent with the Company’s investment strategy and liquidity needs; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, including the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain the Company’s status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITS; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.